Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in SRx Health Solutions Inc on Form S-4 of U.S Securities Act of 1933, of our auditor’s report dated July 9, 2025, relating to the consolidated financial statements of SRx Health Solutions Inc. and its subsidiaries (the “Company”) as at September 30, 2024 and 2023, and for each of the years in the two-year period ended September 30, 2024, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts and Legal Matters” in the Form S- 4.

Chartered Professional Accountants

Licensed Public Accountants

May 5, 2026

Burlington, Canada

MNP LLP
602, 1122 International Blvd, Burlington ON, L7L 6Z8	T: 905.333.9888 F: 905.333.9583

MNP.ca